UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 14a-12

INTERNATIONAL GAME TECHNOLOGY
(Name of Registrant as Specified in Its Charter)

ADER INVESTMENT MANAGEMENT LP

ADER LONG/SHORT FUND LP

DOHA PARTNERS I LP

ADER FUND MANAGEMENT LLC

ADER INVESTMENT MANAGEMENT LLC

JASON N. ADER

RAYMOND J. BROOKS, JR.

CHARLES N. MATHEWSON

DANIEL B. SILVERS

LAURA T. CONOVER-FERCHAK

ANDREW P. NELSON

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On January 31, 2013, Ader Investment Management LP issued a press release announcing the launch of WWW.RESCUEIGT.COM in connection with the Ader Group’s solicitation of proxies for the election of its director nominees at the 2013 annual meeting of stockholders of International Game Technology. A copy of such press release is attached hereto as Exhibit I and is incorporated herein by reference. A copy of the contents of such website is attached hereto as Exhibit II and is incorporated herein by reference.

Important Information

The Ader Group (whose members are identified below) has nominated Raymond J. Brooks, Jr., Charles N. Mathewson and Daniel B. Silvers (the “Ader Nominees”) as nominees to the board of directors of International Game Technology (the “Company”) and is soliciting votes for the election of the Ader Nominees as members of the board. The Ader Group has sent a definitive proxy statement, GOLD proxy card and related proxy materials to stockholders of the Company seeking their support of the Ader Nominees at the Company’s 2013 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and GOLD proxy card because they contain important information about the Ader Group, the Ader Nominees, the Company and related matters. Stockholders may obtain a free copy of the definitive proxy statement and GOLD proxy card and other documents filed by the Ader Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related documents filed by the Ader Group with the SEC may also be obtained free of charge from the Ader Group.

The Ader Group consists of the following persons: Ader Investment Management LP, Ader Long/Short Fund LP, Doha Partners I LP, Ader Fund Management LLC, Ader Investment Management LLC, Jason N. Ader, Daniel B. Silvers, Andrew P. Nelson and Laura T. Conover-Ferchak. The members of the Ader Group and the Ader Nominees are participants in the solicitation from the Company’s stockholders of proxies in favor of the Ader Nominees. Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Information regarding the participants and their interests may be found in the definitive proxy statement of the Ader Group, filed with the SEC on January 25, 2013 and first disseminated to stockholders on or about January 28, 2013.

Certain information contained herein constitutes “forward-looking statements,” which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “should,” “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements.

Exhibit I

ADER GROUP ANNOUNCES THE LAUNCH OF

WWW.RESCUEIGT.COM

HIGHLIGHTS HOW STOCKHOLDERS CAN HALT THE VALUE DESTRUCTION AT IGT

BY ELECTING ADER’S HIGHLY QUALIFIED, INDEPENDENT, FORWARD-LOOKING NOMINEES

New York, NY – January 31, 2013 – Jason N. Ader of Ader Investment Management (AIM) today announced the launch of WWW.RESCUEIGT.COM in connection with the Ader Group’s solicitation to elect stockholder representatives to the Board of Directors at the Annual Meeting of International Game Technology (NYSE:IGT), scheduled for March 5, 2013.

WWW.RESCUEIGT.COM will serve as a hub for IGT investors to access detailed information regarding the value destruction overseen by the current Board and management and the reasons why electing the forward-looking Ader nominees is critical to rebuilding value at the company. Investors are urged to visit WWW.RESCUEIGT.COM frequently to get updated information about the annual meeting and how they can act to ensure that the value destructive strategies of IGT’s management and board are stopped by VOTING GOLD.

Ader said, “We believe IGT is suffering from:

(i)	a lack of focus on the core slot machine and systems business that we believe generated IGT’s historic success;

(ii)	a lack of casino gaming industry experience in executive management ranks; and

(iii)	the results of poor capital allocation decisions highlighted by a series of costly non-strategic acquisitions.”

Ader continued, “We are convinced our slate will make a major improvement in this company. In establishing WWW.RESCUEIGT.COM, we hope to be able to make information on IGT readily available to investors as we seek to empower fellow stockholder owners of IGT who have lost confidence in this management team and board because of the value destruction which they have suffered.”

Most importantly, the Ader Group urges IGT stockholders to promptly vote for Ader’s three highly qualified, independent director nominees on the GOLD proxy card. If you have questions about how to vote your shares, please contact Ader’s proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 825-8621.

Ader Investment Management LP leads the Ader Group, and other participants in this solicitation, a group of concerned stockholders which beneficially own approximately 3.0% of IGT’s outstanding common stock. The Ader Group has been troubled by the steady diminution in the value of our investment in recent years, and believes our company can do better. As described in the Ader Group’s proxy materials, we believe IGT is in dire need of meaningful change at the Board and management level. The Ader Group seeks your support for its highly qualified, independent nominees and urges you to vote FOR the Ader slate on its GOLD proxy card TODAY by signing, dating and returning the GOLD proxy card.

Important Information

The Ader Group (whose members are identified below) has nominated Raymond J. Brooks, Jr., Charles N. Mathewson and Daniel B. Silvers (the “Ader Nominees”) as nominees to the board of directors of International Game Technology (the “Company”) and is soliciting votes for the election of the Ader Nominees as members of the board. The Ader Group has sent a definitive proxy statement, GOLD proxy card and related proxy materials to stockholders of the Company seeking their support of the Ader Nominees at the Company’s 2013 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and GOLD proxy card because they contain important information about the Ader Group, the Ader Nominees, the Company and related matters. Stockholders may obtain a free copy of the definitive proxy statement and GOLD proxy card and other documents filed by the Ader Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related documents filed by the Ader Group with the SEC may also be obtained free of charge from the Ader Group.

The Ader Group consists of the following persons: Ader Investment Management LP, Ader Long/Short Fund LP, Doha Partners I LP, Ader Fund Management LLC, Ader Investment Management LLC, Jason N. Ader, Daniel B. Silvers, Andrew P. Nelson and Laura T. Conover-Ferchak. The members of the Ader Group and the Ader Nominees are participants in the solicitation from the Company’s stockholders of proxies in favor of the Ader Nominees. Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Information regarding the participants and their interests may be found in the definitive proxy statement of the Ader Group, filed with the SEC on January 25, 2013 and first disseminated to stockholders on or about January 28, 2013.

Certain information contained herein constitutes “forward-looking statements,” which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “should,” “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements.

Contacts

Jason N. Ader, (212) 445-7800

Ader Investment Management LP

Jennifer Shotwell / Scott Winter / Jonathan Salzberger, 212-750-5833

Innisfree M&A Incorporated

Exhibit II

Home Our View Biographies Filings & Presentations Press Releases Contact ELECT HIGHLY QUALIFIED, INDEPENDENT, FORWARD-LOOKING ADER NOMINEES HALT THE VALUE DESTRUCTION Vote GOLD to protect your investment

HOW CAN YOU HELP? We are convinced that our highly qualified, independent, forward-looking nominees are in the best position to look out for your interests. We urge you to vote FOR the Ader slate on the GOLD proxy card TODAY. 20.3% Share price decline from October 5, 2009 to January 29, 2013. $625 MILLION Approximate spending on costly, non-strategic acquisitions. $50 MILLION Approximate value destruction from poorly timed accelerated stock repurchase ahead of disappointing earnings. ZERO Members of executive management team with prior casino gaming experience. OVER 100X The Ader Group beneficially owns more than 100x the IGT stock than that of the three directors it seeks to replace (excluding stock options). IMPORTANT INFORMATION The Ader Group has sent a definitive proxy statement, GOLD proxy card and related proxy materials (collectively, the "Proxy Materials") to stockholders of IGT seeking their support of the Ader Group's nominees at IGT's 2013 Annual Meeting of Stockholders. Stockholders are urged to read the Proxy Materials because they contain important information. Stockholders may obtain a free copy of the Proxy Materials under the "Filings and Presentations" portion of his web site, at the SEC's web site at www.sec.gov or from the Ader Group. Click here for further important information. For Inquiries: 877-825-8621

Home Our View Biographies Filings & Presentations Press Releases Contact The Ader Group is a group of concerned shareholders led by Ader Investment Management that, together with other participants in the solicitation, beneficially own approximately 3.0% of IGT's outstanding common stock. We, like you, have been troubled by the steady diminution in the value of our investment in recent years, and believe our company can do better. As described on this website and in our proxy materials, we believe your company is in dire need of meaningful change at the Board and management levels. We believe that IGT is at a critical point and that there are tremendous opportunities to create shareholder value. Our action plan would include significant Revenue Enhancement Opportunities in both Gaming Operations and Product Sales, including (i) improvements to IGT's mix and market share in Gaming Operations by refocusing on highly profitable business lines, (ii) exploiting IGT's global reach with an emphasis on expansion into Asia and Latin America and (iii) repositioning IGT for an upswing in the domestic replacement cycle. We also expect that substantial cost savings are achievable, including in (i) Selling, general & administrative expenses, where savings would, in part, focus on significantly curtailing the use of IGT's recently acquired Gulfstream V private jet, (ii) Research & development where we would expect a reallocation of resources to core businesses and (iii) cost of goods sold where we believe there may be a number of margin improvement opportunities. We expect that this action plan would greatly enhance value for all shareholders. We are convinced that our highly qualified, independent nominees are in the best position to look out for your interests. WE URGE YOU TO VOTE FOR THE ADER SLATE ON THE GOLD PROXY CARD TODAY.

UNDER THE LEADERSHIP OF CURRENT MANAGEMENT AND THE INCUMBENT BOARD, WE BELIEVE THAT IGT IS SUFFERING FROM: The failure to focus on the core slot machine and systems business that generated IGT's historic success. A lack of casino gaming industry experience in IGT's Board and executive management ranks. Poor capital allocation decisions highlighted by a series of costly non-strategic acquisitions. We believe the lack of focus by the incumbent Board and the management team on your company's core business has caused an unsustainable deterioration in the core business demonstrated by the company's market share losses, degradation in customer relationships and loss of key employee talent. Shareholders should ask themselves: Do I trust this management and Board, which have overseen the destruction of shareholder value, to correct this flawed strategy and improve the value of my investment?

We believe significant change to the composition of IGT's Board of Directors is warranted given the strong qualifications of the Ader nominees and the serious issues facing your company. We are confident that our nominees' deep experience in the gaming sector and expertise in the financial markets - both capital markets and corporate finance - will benefit all shareholders. The Ader slate brings a fresh but experienced focus to maximizing the value of relationships with IGT's customers and successfully innovating products that will appeal to end-users. Mr. Mathewson is the former Chairman and Chief Executive Officer of IGT, with an outstanding track record of creating value. Under Mr. Mathewson's leadership, IGT's stock price increased by 25,481% on a split-adjusted basis between February 1986 and October 2003. Mr. Mathewson is also a former Chairman of the American Gaming Association. We expect that Mr. Mathewson will contribute a unique ability to revitalize and refocus the board and management through the benefits of his long-standing relationships in the casino gaming industry with both employee talent and customers. Additionally, our nominees have substantial capital markets experience which will bring financial discipline to the boardroom. In particular: Mr. Brooks is the former Chief Executive Officer of ACA Financial Guaranty Corporation, a monoline bond insurance company, and has experience in investing in distressed companies and debt. Mr. Mathewson serves as a Trustee of Baron Investment Funds Trust and Baron Select Funds. Mr. Mathewson is also a former executive officer and board member of Jefferies & Company Inc. Mr. Silvers has 17 years of extensive financial markets experience - in both corporate finance and capital markets - principally involving the casino gaming industry and the Nevada market. Mr. Silvers has 17 years of analytical experience focusing on the casino gaming industry specifically, and the Nevada market generally. He too will provide the benefit of his extensive hands-on work and relationships with a large number of IGT customers in its core slot machine and systems business, as well as with a number of IGT's competitors in these businesses. Additionally, Mr. Silvers has extensive experience as an investor in gaming equipment assets.

You should also be aware that the incumbent IGT directors own only A LESS-THAN 0.1% INTEREST in your company, exclusive of options. In contrast, the Ader Group represents A GREATER-THAN 3.0% OWNERSHIP INTEREST. Excluding stock options, the Ader Group represents an ownership interest in IGT is more than 100 TIMES the aggregate ownership interest of the three directors we seek to replace. We are convinced that shareholders will benefit from stronger, and more aligned, representation in the Boardroom now - before the management and Board can do any more damage. IMPORTANT INFORMATION The Ader Group has sent a definitive proxy statement, GOLD proxy card and related proxy materials (collectively, the "Proxy Materials") to stockholders of IGT seeking their support of the Ader Group's nominees at IGT's 2013 Annual Meeting of Stockholders. Stockholders are urged to read the Proxy Materials because they contain important information. Stockholders may obtain a free copy of the Proxy Materials under the "Filings and Presentations" portion of his web site, at the SEC's web site at www.sec.gov or from the Ader Group. Click here for further important information. FOR INQUIRIES: 877-825-8621

Home Our View Biographies Filings & Presentations Press Releases Contact • Raymond J. Brooks, Jr. • Charles N. Mathewson • Daniel B. Silvers Raymond J. Brooks, Jr. Age 47 Raymond J. Brooks, Jr., age 47, is the Principal of R. J. Brooks Companies, an investment vehicle focused on distressed financial companies, insurance and related securities which Mr. Brooks founded in October 2012. From April 2008 through October 2012, Mr. Brooks was Chief Executive Officer and a Director of ACA Financial Guaranty Corporation, a monoline bond insurance company licensed in 50 states and five territories, which role he obtained through an advisory assignment with Alvarez & Marsal. From April 2008 through August 2008, Mr. Brooks served as Managing Director, Alvarez & Marsal, LLC, a global professional services firm specializing in turnaround and interim management, performance improvement and business advisory services. From May 1995 through April 2008, Mr. Brooks acted as founder and Chief Executive Officer of Pine Creek Investors, LLC and Pine Creek Healthcare Capital, LLC, a manager of distressed debt and distressed companies. Mr. Brooks’ education includes an M.B.A. from the University of Chicago’s Graduate School of Business. During the past five years, Mr. Brooks has not been employed by any organization which is a parent, subsidiary or affiliate of the Company. The business and record address of Mr. Brooks is R.J. Brooks Companies, 730 Fifth Avenue, 15th Floor, New York, New York 10019. The principal occupation or employment of Mr. Brooks is Principal of R. J. Brooks Companies. We believe that Mr. Brooks’ extensive experience, including as a chief executive officer, in restructuring, asset recovery, liability management and litigation execution in complex financial and regulated businesses, as well as his corporate governance experience through service as a board member of a public company will be valuable to the Company’s board of directors. Charles N. Mathewson Age 84 Charles N. Mathewson, age 84, is President of CNM, Inc., a personal investment company of Mr. Mathewson. Mr. Mathewson became President of CNM, Inc. in 1993. During the past five years, Mr. Mathewson has not been employed by any organization which is a parent, subsidiary or affiliate of the Company. Mr. Mathewson serves as a Trustee of Baron Investment Funds Trust and a Trustee of Baron Select Funds, of which he served as Chairman until October 2010. Mr. Mathewson is the former Chairman and Chief Executive Officer of IGT. The business and record address of Mr. Mathewson is CNM, Inc., P.O. Box 6448, Reno, Nevada 89513. The principal occupation or employment of Mr. Mathewson is President of CNM, Inc. We believe Mr. Mathewson’s historical experience as Chairman and Chief Executive Officer of the Company, his extensive experience in executive positions with other companies and his many relationships with gaming and non-gaming businesses in Nevada and elsewhere will be valuable to the Company’s board of directors.

Daniel B. Silvers Age 36 Daniel B. Silvers, age 36, is President of the Managing Member and AIM, which specializes in the consumer, hospitality and real estate sectors. He is also co-founder and President of HCCP Manager LLC, a merchant bank focused on the real estate and consumer sectors which he co-founded with Mr. Ader in March 2009. From April 2009 to October 2010, Mr. Silvers also served as President of Western Liberty Bancorp, an acquisition-oriented holding company that acquired and recapitalized a community bank in Las Vegas, Nevada. Mr. Silvers joined Ader Investment Management from Fortress Investment Group, a leading global alternative asset manager, where he worked from 2005 to 2009. At Fortress, Mr. Silvers’ primary focus was to originate, oversee due diligence on and asset management for gaming and real estate investments in Fortress’ Drawbridge Special Opportunities Fund. Prior to joining Fortress, Mr. Silvers was a senior member of the real estate, gaming and lodging investment banking group at Bear, Stearns & Co. Inc., where he was from 1999 to 2005. In this role, Mr. Silvers was integrally involved in all aspects of the firm’s gaming and hospitality industry investment banking practice, including origination, analysis and transaction execution. Mr. Silvers holds a B.S. in Economics and an M.B.A. in Finance from The Wharton School of the University of Pennsylvania. Mr. Silvers serves on the board of directors of India Hospitality Corp. Mr. Silvers has served on the board of directors of Universal Health Services, Inc. during the past five years. During the past five years, Mr. Silvers has not been employed by any organization which is a parent, subsidiary or affiliate of the Company. Mr. Silvers is co-employed by the General Partner and Ambrose Employer Group, LLC. The business and record address of Mr. Silvers is Ader Investment Management LP, 1370 Avenue of the Americas, 28th Floor, New York, New York 10019. The principal occupation or employment of Mr. Silvers is President of AIM. We believe that Mr. Silvers’ extensive experience, including as an executive officer, in finance and capital markets, principal investing, gaming and gaming-related businesses and businesses located within Nevada as well as his corporate governance experience through service on other public company boards will be valuable to the Company’s board of directors. IMPORTANT INFORMATION The Ader Group has sent a definitive proxy statement, GOLD proxy card and related proxy materials (collectively, the "Proxy Materials") to stockholders of IGT seeking their support of the Ader Group's nominees at IGT's 2013 Annual Meeting of Stockholders. Stockholders are urged to read the Proxy Materials because they contain important information. Stockholders may obtain a free copy of the Proxy Materials under the "Filings and Presentations" portion of his web site, at the SEC's web site at www.sec.gov or from the Ader Group. Click here for further important information. FOR INQUIRIES: 877-825-8621

Home Our View Biographies Filings & Presentations Press Releases Contact Stockholder Letter 1/28/13 Definitive Proxy Statement 1/25/13

HOME OUR VIEW BIOGRAPHIES FILINGS & PRESENTATIONS PRESS RELEASES CONTACT Stockholder Letter 1/28/13 Definitive Proxy Statement 1/25/13 IMPORTANT INFORMATION The Ader Group has sent a definitive proxy statement, GOLD proxy card and related proxy materials (collectively, the "Proxy Materials") to stockholders of IGT seeking their support of the Ader Group's nominees at IGT's 2013 Annual Meeting of Stockholders. Stockholders are urged to read the Proxy Materials because they contain important information. Stockholders may obtain a free copy of the Proxy Materials under the "Filings and Presentations" portion of his web site, at the SEC's web site at www.sec.gov or from the Ader Group. Click here for further important information. For Inquiries: 877-825-8621

Home Our View Biographies Filings & Presentations Press Releases Contact ADER GROUP SEEKS IGT SHAREHOLDER SUPPORT ON THE GOLD PROXY CARD- HIGHLY QUALIFIED, INDEPENDENT ADER NOMINEES TO HALT VALUE DESTRUCTION 45% 35% 25% 15% 5% -5% -15% -2% 1 year 2 year 3 year IGT S&P 500 NASDAQ NEW YORK, Jan. 28, 2013 /PRNewswire/ -- The Ader Group today announced that it is mailing definitive proxy materials to International Game Technology (NYSE: IGT) stockholders, urging them to promptly vote for Ader’s three highly qualified, independent director nominees on the GOLD proxy card. IGT’s Annual Meeting of Stockholders is scheduled to be held on March 5, 2013. The Ader Group is also mailing a letter to IGT stockholders, the text of which follows: ADER LONG/SHORT FUND LP January 28, 2013 Dear Fellow IGT Stockholder: CHANGE IS OVERDUE: DEMAND AN END TO UNDER-PERFORMANCE NOW – VOTE GOLD FOR BETTER REPRESENTATION ON IGT’S BOARD OF DIRECTORS! The Ader Group is a group of concerned shareholders led by AIM that, together with other participants in the solicitation, beneficially own approximately 3.0% of IGT’s outstanding common stock. We, like you, have been troubled by the steady diminution in the value of our investment in recent years, and believe our company can do better. As described below and in the accompanying proxy materials, we believe your company is in dire need of meaningful change at the Board and management levels. We believe that IGT is at a critical point and that there are tremendous opportunities to create shareholder value. Our action plan would include significant Revenue Enhancement Opportunities in both Gaming Operations and Product Sales, including (i) improvements to IGT’s mix and market share in Gaming Operations by refocusing on highly profitable business lines, (ii) exploiting IGT’s global reach with an emphasis on expansion into Asia and Latin America and (iii) repositioning IGT for an upswing in the domestic replacement cycle. We also expect that substantial cost savings are achievable, including in (i) Selling, general & administrative expenses, where savings would, in part, focus on significantly curtailing the use of IGT’s recently acquired Gulfstream V private jet, (ii) Research & development where we would expect a reallocation of resources to core businesses and (iii) cost of goods sold where we believe there may be a number of margin improvement opportunities. We expect that this action plan would greatly enhance value for all shareholders. We are convinced that our highly qualified, independent nominees are in the best position to look out for your interests. We urge you to vote FOR the Ader slate by signing, dating and returning the enclosed GOLD proxy card TODAY. If you hold your shares in “Street-name” (i.e., through a bank, broker or other custodian), you custodian may also enable voting by telephone or by Internet–please follow the simple instructions provided on your GOLD proxy card. INDEFENSIBLE SHARE PRICE PERFORMANCE UNDER CURRENT MANAGEMENT AND INCUMBENT BOARD

Current management has been in place since April 2009. October 5, 2009 was the first day of current management’s first full fiscal year at IGT. Over the three-plus year period since that time, IGT’s share price, even after adjusting for dividends paid during the period, has declined by 20.3%, from $18.96 to $15.12 per share on January 25, 2013. Moreover, we believe that IGT’s superficial actions taken in response to the Ader Group’s first voicing of its concerns were an important contributor to the recent uptick in IGT share price since September 2012. What better testament to the continued need and desirability for shareholder oversight in the boardroom could there be? Under the leadership of current management and the incumbent Board, we believe that IGT is suffering from: • The failure to focus on the core slot machine and systems business that generated IGT’s historic success; • A lack of casino gaming industry experience in IGT’s Board and executive management ranks; and • Poor capital allocation decisions highlighted by a series of costly non-strategic acquisitions, one of which has resulted in a substantial recent reorganization charge. Under almost any measure, IGT’s stock price performance has been disappointing. The following chart illustrates the 1-, 2- and 3-year performances of IGT common stock, as compared to the performance of the S&P500 and the NASDAQ. We believe the lack of focus by the incumbent Board and the management team on your company’s core business has caused an unsustainable deterioration in the core business demonstrated by the company’s market share losses, degradation in customer relationships and loss of key employee talent. Shareholders should ask themselves: Do I trust this management and board, which have overseen the destruction of shareholder value, to correct this flawed strategy and improve the value of my investment? IGT MANAGEMENT’S HISTORY OF OVERPRICED, NON-CORE ACQUISITIONS AND POOR CAPITAL DECISIONS HAVE DESTROYED SHAREHOLDER VALUE Under current management and the incumbent board, IGT has repeatedly made decisions regarding the operations and strategic direction of your company that have negatively impacted shareholder value. Most importantly, the current regime has neglected IGT’s prime asset—the core slot machine and systems business—resulting in an alienated customer base and deteriorating financial performance. Instead of focusing on its core business, IGT’s board and management have been distracted by a series of costly, non-strategic acquisitions. In the past two years: IGT purchased Entraction Holding for $113 million, which they effectively shut down less than 18 months later. Just seven months after Entraction, IGT purchased Double Down Interactive—an online social network casino game developer—for $500 million. The purchase price included retention payments of $85 million to Double Down’s 80 employees—an average of over $1 million per person! This acquisition puts the company in the position of competing with some of its own core slot machine and systems customers, which we believe is not in the company’s best interests. Not only did the Double Down acquisition result in a changed focus as it relates to IGT’s business strategy, it was incredibly expensive. At the time of announcement, IGT management analogized Double Down to the popular social gaming company Zynga. In the twelve months since IGT acquired Double Down, Zynga’s enterprise value has declined by more than 80%. Shareholders should ask management: Would you pay the same price today? Just one month after Double Down, IGT purchased BringIt – a provider of virtual casino/arcade currency for game publishers, brands and media websites – for $10.1 million (including $2.0 million of retention payments). In addition to overpriced acquisitions, your Board and management have made poor capital decisions such as repurchasing IGT shares at inopportune prices. We believe that this was evidenced when IGT announced a $400 million accelerated share repurchase in June 2012, weeks before announcing fiscal 3rd quarter results which came in well short of Wall Street expectations. By our calculations, these poorly timed repurchases have been executed at an average 13.58% premium to the price points at which your company could have executed them - leading to over $50 million in value destruction. Did your board know about the likely impending drop in the stock price and, if so, why did they move forward with the stock repurchase at that time and, if not, why did they not know? To be clear, we have no issue with returning capital to shareholders; rather we object to the haphazard and costly way in which it appears to have been executed. Do NOT allow your company to continue down a path of value destruction by “doubling down” on a flawed acquisition strategy and poor capital decisions. A DEARTH OF CASINO GAMING EXPERTISE AND FINANCIAL DISCIPLINE AT THE IGT BOARD AND EXECUTIVE MANAGEMENT LEVEL Of the 13 individuals that make up IGT’s current Board and executive management team, in our view, only two individuals—Philip Satre and Robert Miller— have significant experience in casino gaming and related areas prior to joining IGT (although Paget Alves arguably has some gaming experience as a director of GTECH Holdings Corporation). We believe that overall, casino gaming expertise is woefully under- represented at the Board level, and that therefore there is little hope your Board can effectively oversee management in maximizing the opportunities inherent in this core business—in either the domestic or global markets. Likewise, the executive management team of our company lacks any experience in the casino gaming industry prior to their respective tenures at IGT.

Furthermore, the collective background of the incumbent directors does not appear to include any meaningful experience in or expertise involving the capital markets. Given the value destruction that has been inflicted upon our company as a result of the inopportune timing of the accelerated share repurchase, we believe that this is an issue which must be addressed. Furthermore, we believe that IGT’s core gaming operations business affords the company many untapped opportunities through the potential introduction of various financial structured products which may allow our company to lower its overall cost of capital. Additionally, given the inherent sensitivity of the gaming operations business to changes in the interest rate environment, we cannot overstate the importance of having capital markets and corporate finance expertise at the Board level. BASED ON HER HISTORY, WE HAVE NO CONFIDENCE THAT YOUR CEO CAN REPAIR THE DAMAGE WITHOUT BETTER BOARD GUIDANCE Sadly, the record of IGT’s CEO as a Chief Executive and board member at other companies offers little reason to believe she can turn around IGT’s fortunes without keener and more expert board oversight. For example: • Ms. Hart was Chairman, CEO and President of Telocity from June 1999 until April 2001. Telocity went public on March 28, 2000. By April 3, 2001, Telocity common stock had declined by 82.1% from its IPO price. • Ms. Hart was Chairman and CEO of Excite@Home from April 21, 2001 through the company’s bankruptcy filing in September 2001. During this period, Excite@Home common stock declined by 100%. • Ms. Hart was Chairman, CEO and President of Pinnacle Systems from March 2004 until August 2005. During her tenure, Pinnacle Systems common stock declined by 45.1%. • Following her tenure at Pinnacle Systems, Ms. Hart appears to have become a “professional board member” between 2006 and 2009. During this period, she served on the boards of IGT, Yahoo, Korn/Ferry International, Spansion and LinTV. During her respective tenures as a board member of these companies, only Yahoo experienced an increase in share price. • However, Ms. Hart’s most noteworthy action on the board of Yahoo appears to have been her heading the special committee that hired Scott Thompson as CEO. Mr. Thompson resigned less than five months later following an investigation of his academic credentials. During the investigation, one of Yahoo’s largest investors identified inconsistencies in Ms. Hart’s own publicly reported academic credentials. Ms. Hart resigned from Yahoo’s board shortly after these inconsistencies were publicly identified. We believe the need for a strong, expert and independent Board is clear. THE ADER NOMINEES CONTRIBUTE SIGNIFICANT INDUSTRY EXPERTISE AND A MARKET-SAVVY FINANCIAL PERSPECTIVE We believe significant change to the composition of IGT’s Board of Directors is warranted given the strong qualifications of the Ader nominees and the serious issues facing your company. We are confident that our nominees’ deep experience in the gaming sector and expertise in the financial markets – both capital markets and corporate finance – will benefit all shareholders. If elected, our nominees will work with the other Board members and management to review the company’s strategies in its operating businesses and identify opportunities to enhance shareholder value. Our nominees also intend to work closely with Ms. Hart to address the lack of casino gaming industry expertise at the management level. The Ader slate brings a fresh but experienced focus to maximizing the value of relationships with IGT’s customers and successfully innovating products that will appeal to end-users. Mr. Mathewson is the former Chairman and Chief Executive Officer of IGT, with an outstanding track record of creating value: under Mr. Mathewson’s leadership, IGT’s stock price increased by 25,481% on a split-adjusted basis between February 1986 and October 2003. Mr. Mathewson is also a former Chairman of the American Gaming Association. We expect that Mr. Mathewson will contribute a unique ability to revitalize and refocus the board and management through the benefits of his long-standing relationships in the casino gaming industry with both employee talent and customers. Mr. Silvers has 17 years of analytical experience focusing on the casino gaming industry specifically, and the Nevada market generally. He too will provide the benefit of his extensive hands-on work and relationships with a large number of IGT customers in its core slot machine and systems business, as well as with a number of IGT’s competitors in these businesses. Additionally, Mr. Silvers has extensive experience as an investor in gaming equipment assets. Additionally, our nominees have substantial capital markets experience which will bring financial discipline to the board room. In particular: Mr. Brooks is the former Chief Executive Officer of ACA Financial Guaranty Corporation, a monoline bond insurance company, and has experience in investing in distressed companies and debt; Mr. Mathewson serves as a Trustee of Baron Investment Funds Trust and Baron Select Funds. Mr. Mathewson is also a former executive officer and board member of Jefferies & Company Inc.; and Mr. Silvers has 17 years of extensive financial markets experience – in both corporate finance and capital markets – principally involving the casino gaming industry and the Nevada market.

PROTECT YOUR INVESTMENT– VOTE GOLD FOR A STRONGER VOICE IN THE BOARDROOM NOW Over the past four months, AIM has tried repeatedly to engage in a constructive dialogue with the independent directors of IGT–the very directors that are supposed to represent the interests of ALL shareholders as the owners of this company–regarding operating performance and governance issues at IGT. Our efforts have failed: we were allowed only a single 30-minute teleconference in which the incumbent directors asked only one substantive question. ALL of AIM’s requests for in-person meetings with IGT’s independent directors have been declined. Finally, you should also be aware that the incumbent IGT directors own only a less-than 0.1% interest in your company, exclusive of options. In contrast, the Ader Group represents a greater-than 3.0% ownership interest. Excluding stock options, the Ader Group represents an ownership interest in IGT that is more than 100 times the aggregate ownership interest of the three directors we seek to replace. We are convinced that shareholders will benefit from stronger, and more aligned, representation in the Boardroom now – before the management and Board can do any more damage. The choice is yours: you may either support the incumbents, with the existing board’s record of overseeing a failed strategy and the destruction of significant shareholder value, or you may support new, highly qualified, independent nominees who are committed to working for the best interests of all shareholders. We believe the choice is clear: we urge you to vote FOR all the Ader nominees using the enclosed GOLD proxy card TODAY. IMPORTANT INFORMATION THE ADER GROUP (WHOSE MEMBERS ARE IDENTIFIED BELOW) HAS NOMINATED RAYMOND J. BROOKS, JR., CHARLES N. MATHEWSON AND DANIEL B. SILVERS (THE “ADER NOMINEES”) AS NOMINEES TO THE BOARD OF DIRECTORS OF INTERNATIONAL GAME TECHNOLOGY (THE “COMPANY”) AND IS SOLICITING VOTES FOR THE ELECTION OF THE ADER NOMINEES AS MEMBERS OF THE BOARD. THE ADER GROUP HAS SENT A DEFINITIVE PROXY STATEMENT, GOLD PROXY CARD AND RELATED PROXY MATERIALS TO STOCKHOLDERS OF THE COMPANY SEEKING THEIR SUPPORT OF THE ADER NOMINEES AT THE COMPANY’S 2013 ANNUAL MEETING OF STOCKHOLDERS. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND GOLD PROXY CARD BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE ADER GROUP, THE ADER NOMINEES, THE COMPANY AND RELATED MATTERS. STOCKHOLDERS MAY OBTAIN A FREE COPY OF THE DEFINITIVE PROXY STATEMENT AND GOLD PROXY CARD AND OTHER DOCUMENTS FILED BY THE ADER GROUP WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) AT THE SEC’S WEB SITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND OTHER RELATED DOCUMENTS FILED BY THE ADER GROUP WITH THE SEC MAY ALSO BE OBTAINED FREE OF CHARGE FROM THE ADER GROUP. THE ADER GROUP CONSISTS OF THE FOLLOWING PERSONS: ADER INVESTMENT MANAGEMENT LP, ADER LONG/SHORT FUND LP, DOHA PARTNERS I LP, ADER FUND MANAGEMENT LLC, ADER INVESTMENT MANAGEMENT LLC, JASON N. ADER, DANIEL B. SILVERS, ANDREW P. NELSON AND LAURA T. CONOVER-FERCHAK. THE MEMBERS OF THE ADER GROUP AND THE ADER NOMINEES ARE PARTICIPANTS IN THE SOLICITATION FROM THE COMPANY’S STOCKHOLDERS OF PROXIES IN FAVOR OF THE ADER NOMINEES. SUCH PARTICIPANTS MAY HAVE INTERESTS IN THE SOLICITATION, INCLUDING AS A RESULT OF HOLDING SHARES OF THE COMPANY’S COMMON STOCK. INFORMATION REGARDING THE PARTICIPANTS AND THEIR INTERESTS MAY BE FOUND IN THE DEFINITIVE PROXY STATEMENT OF THE ADER GROUP, FILED WITH THE SEC ON JANUARY 25, 2013 AND FIRST DISSEMINATED TO STOCKHOLDERS ON OR ABOUT JANUARY 28, 2013. CERTAIN INFORMATION CONTAINED HEREIN CONSTITUTES “FORWARD-LOOKING STATEMENTS,” WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS “MAY,” “WILL,” “SEEK,” “SHOULD,” “EXPECT,” “ANTICIPATE,” “PROJECT,” “ESTIMATE,” “INTEND,” “CONTINUE” OR “BELIEVE” OR THE NEGATIVES THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. SUCH STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE OR ACTIVITIES. DUE TO VARIOUS RISKS AND UNCERTAINTIES, ACTUAL EVENTS OR RESULTS OR ACTUAL PERFORMANCE MAY DIFFER MATERIALLY FROM THOSE REFLECTED OR CONTEMPLATED IN SUCH FORWARD-LOOKING STATEMENTS. SOURCE: Ader Investment Management LP. Ader Investment Management LP ADER GROUP FILES PRELIMINARY PROXY STATEMENT SEEKING TO RESTORE IGT'S FOCUS ON CASINO INDUSTRY - Nominates Three Independent, Highly-Qualified Individuals With Significant Relevant Experience

NEW YORK, Jan. 11, 2013 /PRNewswire/ -- Jason N. Ader of Ader Investment Management LP ("AIM") publicly announced that AIM has filed with the U.S. Securities and Exchange Commission a preliminary proxy statement to elect three independent nominees to the IGT (NYSE: IGT) Board of Directors. The Ader Group intends to nominate a "short slate" of three directors with relevant experience, including significant casino gaming industry experience and knowledge of financial markets. The slate will include IGT's Former Chairman and CEO Charles N. Mathewson, AIM's Daniel B. Silvers, and Raymond J. Brooks, Jr. principal of R.J. Brooks Cos. and former CEO of ACA Financial Guaranty Corp. By obtaining a significant minority of IGT's board, the Ader Group seeks to refocus IGT on a business model which it believes led to IGT's historic success. The Ader Group seeks to restore shareholder value by re-focusing IGT on its core slot machine and systems business. "We believe IGT is deeply undervalued as a result of (i) a lack of focus on the core slot machine and systems business that we believe generated IGT's historic success, (ii) a lack of casino gaming industry experience in management ranks, and (iii) the results of poor capital allocation decisions highlighted by a series of costly non-strategic acquisitions. We are convinced our slate will make a major improvement in this company," said Ader. Ader further noted that the company's stock price, which declined by 16.2 percent in 2012, "speaks for itself." "We believe investors are confounded by IGT's strategic direction and that IGT's valuation has suffered as a result. We are further convinced that IGT has abdicated its competitive advantage in its core business through its recent strategy. We expect that this new slate will add experience and depth," said Ader. Ader's selection of nominees - which do not include Ader himself - make clear that this proxy contest is solely about improving shareholder value. "This shareholder election is not about any agenda other than refocusing IGT on its historically successful core business to improve shareholder value. While IGT may choose to try and distract shareholders from the key issues, our goal is solely to maximize value to IGT's shareholders," said Ader. IMPORTANT INFORMATION: ADER INVESTMENT MANAGEMENT LP (“AIM”), ADER LONG/SHORT FUND LP (“ALSF”), DOHA PARTNERS I LP (“DOHA”), ADER FUND MANAGEMENT LLC (THE “GENERAL PARTNER”), ADER INVESTMENT MANAGEMENT LLC (THE “MANAGING MEMBER”), JASON N. ADER, DANIEL B. SILVERS, ANDREW P. NELSON AND LAURA T. CONOVER-FERCHAK (ALL OF THE FOREGOING, COLLECTIVELY, “ADER”) INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD TO BE USED TO SOLICIT WRITTEN PROXIES FROM THE STOCKHOLDERS OF INTERNATIONAL GAME TECHNOLOGY (THE "COMPANY") IN CONNECTION WITH THE COMPANY'S 2013 ANNUAL MEETING OF STOCKHOLDERS. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY ADER WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO ADER, RAYMOND J. BROOKS, JR. AND CHARLES N. MATHEWSON (COLLECTIVELY, THE "PARTICIPANTS"). WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF THE COMPANY AND, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, ADER WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD (WHEN AVAILABLE) WITHOUT CHARGE UPON REQUEST. AS OF THE DATE HEREOF: ALSF AND DOHA DIRECTLY BENEFICIALLY OWN 699,148 SHARES OF COMMON STOCK OF THE COMPANY (“SHARES”) AND 97,800 SHARES, RESPECTIVELY (AIM, AS INVESTMENT MANAGER TO ALSF AND DOHA, IS ALSO DEEMED TO BENEFICIALLY OWN SUCH SHARES); AIM BENEFICIALLY OWNS AN ADDITIONAL 438,859 SHARES WHICH ARE HELD IN ACCOUNTS OVER WHICH AIM HAS DISCRETIONARY INVESTMENT AUTHORITY (INCLUDING 300,000 SHARES HELD IN AN ACCOUNT OF AN AFFILIATE OF MR. MATHEWSON); AIM BENEFICIALLY OWNS AN ADDITIONAL 6,764,389 SHARES BY VIRTUE OF HAVING BEEN GRANTED PROXY VOTING AUTHORITY OVER SUCH SHARES (INCLUDING 752,325 SHARES OVER WHICH MR. MATHEWSON HAS GRANTED AIM PROXY VOTING AUTHORITY); MR. SILVERS IS THE PRESIDENT OF THE MANAGING MEMBER AND AIM, AND DIRECTLY BENEFICIALLY OWNS 43,423.221 SHARES FOR HIS BENEFIT AND THE BENEFIT OF HIS FAMILY; MR. NELSON IS THE CHIEF FINANCIAL OFFICER OF THE MANAGING MEMBER AND AIM, AND DIRECTLY BENEFICIALLY OWNS 8,052.7309 SHARES; MS. CONOVER IS THE CHIEF OPERATING OFFICER AND CHIEF COMPLIANCE OFFICER OF THE MANAGING MEMBER AND AIM, AND DIRECTLY BENEFICIALLY OWNS 2,217.6298 SHARES. THE GENERAL PARTNER IS THE GENERAL PARTNER OF AIM, ALSF AND DOHA, AND THUS IS DEEMED TO HAVE BENEFICIAL OWNERSHIP OF THE SHARES BENEFICIALLY OWNED BY AIM, ALSF AND DOHA. THE MANAGING MEMBER IS THE MANAGING MEMBER OF THE GENERAL PARTNER, AND THUS IS DEEMED TO HAVE BENEFICIAL OWNERSHIP OF THE SHARES BENEFICIALLY OWNED BY THE GENERAL PARTNER. MR. ADER IS THE SOLE MEMBER AND CONTROLLING PERSON OF THE MANAGING MEMBER, AND THUS IS DEEMED TO HAVE BENEFICIAL OWNERSHIP OF THE SHARES BENEFICIALLY OWNED BY THE MANAGING MEMBER. THE PARTICIPANTS (OTHER THAN MR. BROOKS) (COLLECTIVELY, THE “GROUP MEMBERS”) ARE PRESENTLY ACTING AS A GROUP WITH RESPECT TO THE SHARES. ACCORDINGLY, EACH GROUP MEMBER (1) MAY BE DEEMED TO HAVE BENEFICIAL OWNERSHIP OF THE SHARES BENEFICIALLY OWNED BY THE OTHER GROUP MEMBERS AND (2) THUS MAY BE DEEMED TO BENEFICIALLY OWN 8,053,889.5817 SHARES IN THE AGGREGATE. EACH GROUP MEMBER DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HE, SHE OR IT DOES NOT DIRECTLY OWN. MR. BROOKS DOES NOT HAVE BENEFICIAL OWNERSHIP OF ANY SHARES. SOURCE: Ader Investment Management LP IMPORTANT INFORMATION The Ader Group has sent a definitive proxy statement, GOLD proxy card and related proxy materials (collectively, the "Proxy Materials") to stockholders of IGT seeking their support of the Ader Group's nominees at IGT's 2013 Annual Meeting of Stockholders. Stockholders are urged to read the Proxy Materials because they contain important information. Stockholders may obtain a free copy of the Proxy Materials under the "Filings and Presentations" portion of his web site, at the SEC's web site at www.sec.gov or from the Ader Group. Click here for further important information. FOR INQUIRIES: 877-825-8621

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SUBMIT INQUIRY *Name: *Email Address: Telephone (optional): Company (optional): *Comment/Query: IMPORTANT INFORMATION The Ader Group has sent a definitive proxy statement, GOLD proxy card and related proxy materials (collectively, the "Proxy Materials") to stockholders of IGT seeking their support of the Ader Group's nominees at IGT's 2013 Annual Meeting of Stockholders. Stockholders are urged to read the Proxy Materials because they contain important information. Stockholders may obtain a free copy of the Proxy Materials under the "Filings and Presentations" portion of his web site, at the SEC's web site at www.sec.gov or from the Ader Group. Click here for further important information. FOR INQUIRIES: 877-825-8621

Home Our View Biographies Filings & Presentations Press Releases Contact FURTHER IMPORTANT INFORMATION The Ader Group (whose members are identified below) has nominated Raymond J. Brooks, Jr., Charles N. Mathewson and Daniel B. Silvers (the "Ader Nominees") as nominees to the board of directors of International Game Technology (the "Company") and is soliciting votes for the election of the Ader Nominees as members of the board at the Company's 2013 Annual Meeting of Stockholders. The Ader Group consists of the following persons: Ader Investment Management LP, Ader Long/Short Fund LP, Doha Partners I LP, Ader Fund Management LLC, Ader Investment Management LLC, Jason N. Ader, Daniel B. Silvers, Andrew P. Nelson and Laura T. Conover-Ferchak. The members of the Ader Group and the Ader Nominees are participants in the solicitation from the Company's stockholders of proxies in favor of the Ader Nominees. Such participants may have interests in the solicitation, including as a result of holding shares of the Company's common stock. Information regarding the participants and their interests may be found in the definitive proxy statement of the Ader Group, filed with the SEC on January 25, 2013 and first disseminated to stockholders on or about January 28, 2013. The views expressed herein are solely those of the Ader Group and should not be attributed to any other person. Certain information contained herein constitutes "forward-looking statements", which can be identified by the use of forward-looking terminology such as "may", "will", "seek", "should", "expect", "anticipate", "project", "estimate", "intend", "continue" or "believe" or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Certain of such statements are based on assumptions that the Ader Group believes to be reasonable and/or third party data that the Ader Group believes to be reliable. There is no assurance or guarantee with respect to the prices at which the Company's common stock will trade, whether or not the Ader Group is successful in its solicitation. Under no circumstances is this website to be used or considered as an offer to sell or a solicitation of an offer to buy any investment product or security. Click here to return to the Home page. FOR INQUIRIES: 877-825-8621